Exhibit (a)(1)

December 16, 2014

Dear Stockholder,

On December 5, 2014, Coastal Realty Business Trust (the “Bidder”) initiated an unsolicited tender offer (the “Tender Offer”) to buy common shares (the “Shares”) of Apple Hospitality REIT, Inc. (the “Company”) at a price of $7.25 per Share. The Tender Offer is limited to 1,000,000 Shares or less than 0.3% of our outstanding Shares. The Company and the Bidder are not affiliated, and we believe the Tender Offer is not in the best interests of our stockholders.

Our Board of Directors has carefully evaluated the terms of the Bidder’s offer and unanimously recommends that you reject this unsolicited, opportunistic offer and not tender your Shares. We believe this offer is meant to take advantage of you and buy your Shares at an unreasonably low price in order to make a profit and, as a result, deprive you of the potential value of your investment. The Board of Directors acknowledges that each stockholder must evaluate whether to tender his, her or its Shares to the Bidder pursuant to the Tender Offer and that an individual stockholder may determine to tender based on, among other things, the individual stockholder’s individual liquidity needs.

The enclosed document is a copy of the Schedule 14D-9, which we filed with the SEC in response to the Bidder’s offer. The Schedule 14D-9 provides additional information for you and includes a more detailed description of our reasoning and recommendation against this Tender Offer. Please take the time to read it before making your decision. Some of the reasons why we strongly believe the Tender Offer is not in the best interests of our stockholders are as follows:

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The Board of Directors believes that the offer price of $7.25 per Share represents an opportunistic attempt by the Bidder to purchase Shares at an unreasonably low price and make a profit and, as a result, deprive the stockholders who tender Shares of the potential opportunity to realize the long-term value of their investment in the Company. However, the Board of Directors notes that, because the Company is a non-exchange traded REIT, there is a limited market for the Shares and there can be no certainty regarding the long-term value of the Shares, because the value is dependent on a number of factors including general economic conditions and the other factors referenced in Item 8—“Additional Information” of the enclosed Schedule 14D-9.

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The book value per Share as of September 30, 2014 was $8.18, or $0.93 per Share above the offer price. The Board notes that book value may not necessarily be representative of the liquidation value of the Company. The book value per Share is the total of the Company’s assets (reduced by depreciation) less liabilities as reflected in its financial statements divided by the total outstanding shares. Assets and liabilities are recorded in the financial statements in accordance with generally accepted accounting principles and do not necessarily reflect fair value.

•
For purposes of accounting for the merger transactions with Apple REIT Seven, Inc. and Apple REIT Eight, Inc. effective March 1, 2014, the Company estimated the value of each Share at $10.10. This value was based upon a third party valuation and other analyses as of March 1, 2014 and, therefore, may not reflect the value realized upon a liquidity event. This value was not based on an appraisal of the Company’s assets and has not been updated subsequent to March 1, 2014.

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As previously disclosed on May 9, 2014, the Company has engaged a financial advisor to assist it in reviewing and evaluating various strategic alternatives, including a possible merger, sale or listing of the Company.  Stockholders should understand that the Tender Offer is not related to any strategic alternative the Company is considering and that if stockholders accept the offer price and sell their Shares pursuant to the Tender Offer, they will not participate in any strategic alternative the Company may decide to pursue in the future. The Company cannot provide assurance that it will complete any of these strategic alternatives and has not set a timetable to take any of these actions.

•
By accepting the offer price, stockholders would also be foregoing potential future distributions. The Company currently pays monthly distributions that, if annualized, amount to $0.68 per Share per year. Although the timing and amount of distributions are within the discretion of the Board of Directors and the Board of Directors cannot provide any guarantee that the Company will maintain this rate of distributions in the future, stockholders that choose to participate in the Tender Offer by selling their Shares to the Bidder will lose the right to receive all future distributions, including any distributions made or declared after the expiration date of the Tender Offer.

•
The Bidder states that the Tender Offer is being made “for investment purposes and with the intention of making a profit from the ownership of the Shares” and admits that it was “motivated to establish the lowest price which might be acceptable” to the stockholders. Therefore, the Bidder acknowledges that the offer price was established based on the Bidder’s objectives and not based on what is in the best financial interest of you and the other stockholders.

•	The Bidder acknowledges that it has “not made an independent appraisal of the Shares” or the Company’s properties, and that it is “not qualified to appraise real estate.”

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The Bidder has engaged a depositary for the Tender Offer, MacKenzie Capital Management, LP (the “Depositary”) that is an affiliate of the Bidder. As a result, there is no independent third party holding funds of the Bidder for payment of the offer price that can independently verify that such funds are available for payment, and the Bidder may have access to the Shares tendered by stockholders before all conditions to the Tender Offer have been satisfied and tendering holders have been paid.

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The Tender Offer requires each stockholder to submit to the personal jurisdiction of the State of California and to arbitrate any disputes that may arise between any stockholder and the Bidder or the Depositary. For most stockholders and their counsel, the use of California law and a mandatory California arbitration would impose unfamiliar law and an inconvenient forum. Additionally, in any dispute between a stockholder and the Bidder or the Depositary, the prevailing party will be entitled to recover attorney fees and costs.

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There is no guarantee that the Tender Offer will be completed in the time frame that the Tender Offer implies. The Tender Offer does not expire until January 23, 2015 at the earliest. This date may be extended by the Bidder in its sole discretion.

In summary, we believe that you should view the Bidder as an opportunistic purchaser that is attempting to acquire your Shares in order to make a profit and, as a result, deprive you of the potential long-term value of your Shares.

Should you have questions concerning the Tender Offer, please consult your financial advisor or our Investor Relations Department at 804.727.6321.

We appreciate your trust in the Company and its Board of Directors. We encourage you to follow the Board of Directors’ recommendation and not tender your Shares to the Bidders.

Sincerely,

/s/ Justin G. Knight

Justin G. Knight
President and Chief Executive Officer

Disclosures

Certain statements contained in this correspondence other than historical facts may be considered forward-looking statements. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” and similar expressions that convey the uncertainty of future events or outcomes.  Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, the successful execution of the Company’s recent mergers with Apple REIT Seven, Inc. and Apple REIT Eight, Inc.; the ability of the Company to dispose of certain properties identified for sale and identify and acquire additional properties; the ability of the Company to implement its operating strategy; the ability of the Company to provide liquidity opportunities for its shareholders; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; the outcome of current and future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust.  Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this correspondence will prove to be accurate.  In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved.  In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.  Readers should carefully review the Company’s financial statements and the notes thereto, as well as the risk factors described in the Company’s filings with the SEC, including, but not limited to, in the section entitled “Item 1A. Risk Factors” in the Annual Report on Form 10-K filed by the Company with the SEC on March 11, 2014.  Any forward-looking statement that the Company makes speaks only as of the date of this correspondence.  The Company undertakes no obligation to publically update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.